Exhibit 10.2

1616 S. Voss, Suite 725

Houston, TX 77057

Phone: 303.993.3200

www.usnrg.com

June 1, 2023

Mr. Mark Zajac

Mark,

I am pleased to offer you employment with U.S. Energy Corp. in the position of Chief Financial Officer effective on June 1, 2023. The position will be based in Houston, TX. You will report directly to Ryan Smith, the Company’s Chief Executive Officer. Your job responsibilities will encompass those assigned to you by the Company’s Chief Executive Officer along with other tasks that the Company may assign to support the operations of the Company.

Listed below is a summary of the terms of the offer:

Starting Salary:	$255,000 annualized, payable and pursuant to the Company’s standard payroll practices and policies.

Performance Bonus:	The target annual cash bonus amount will be $160,000. The bonus in any year may vary substantially from the target cash bonus amount, and the amount of any bonus, as well as whether a bonus will be paid at all, are in the Company’s sole discretion and will be based on the Company hitting certain goals.

Annual Equity Grant:	Employee shall be eligible to receive annual long-term equity incentive grants pursuant to the Company’s outstanding Equity Incentive Plan. Amounts and vesting provisions shall be determined at the time of grant and will be based on the Company hitting certain goals.

Initial Stock Grant:	100,000 shares of restricted common stock (two-year vesting schedule). The expected grant date is June 1, 2023.

Location:	The Company’s Houston, TX office.

In addition to the salary and bonus you will receive 20 days of paid vacation per calendar year that will accrue pursuant to the Company’s vacation policy. You will also be eligible to participate in the company’s other benefits including group health, eye and dental insurance plans as well as a 401(k) plan.

This offer of employment and the start date are contingent upon the following:

●	Obtaining legal status for employment in the US within three (3) business days of employment, you will need to provide documents which establish identity and employment eligibility;
●	Signing the Company employee handbook and other internal policies;
●	Successful completion of a background check;
●	Signing the Company’s confidentiality agreement.

We understand that your employment with the Company will not in any way violate the terms of any agreement with, or obligation to, any other individual or company.

Your employment with the Company will be “at-will,” which means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without cause, warning, or notice. By signing below, you acknowledge that no promises have been made to you concerning the terms, conditions, duration, or any other aspect of your employment with the Company, and no such promises will be binding in the future unless they are in writing and signed by both you and the Chief Executive Officer of the Company. If you agree to the above terms, please sign where indicated below and return the original signed copy to our office.

If you accept this offer and agree to the above terms, please sign and date below and return to me.

Best Regards,

/s/ Ryan Smith
Ryan Smith
CEO

I accept employment with U.S. Energy Corp. on the terms described.

/s/ Mark Zajac
Mark Zajac